SCHEDULE 13D/A
                                (AMENDMENT NO. 2)

                    Under the Securities Exchange Act of 1934
                               Hexcel Corporation
          ------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)
                       (Ordinary Shares) CUSIP 428291108
          ------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
          ------------------------------------------------------------
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700

                                With a copy to:

                             Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                                October 22, 2007
          ------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13D -1(e), 240.13D/A-1(f) or 240.13D-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13D-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 2 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Capital Management LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)
         5.6% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 3 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            205,970
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        205,970
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         205,970
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.22% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 4 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,325,586
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,325,586
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,325,586
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.46% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 5 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8   SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,680,981
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,680,981
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,680,981
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.83% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 6 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Advisors LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,531,556
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,531,556
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,531,556
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.67% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 7 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Schafer Brothers LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.6% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 8 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            5,285,900
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        5,285,900
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         5,285,900
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.6% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 9 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Peter J. Grondin
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            0
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            800
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         800
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW                            [ ]
         (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 10 OF 14 PAGES
-----------------------------------              -------------------------------

ITEM 1.         SECURITY AND ISSUER

      Pursuant to Rule 13D-2 promulgated under the Act, this Schedule 13D/A (the "Amendment No. 2") amends the Schedule 13D filed on April 27, 2007 (Accession Number 0000902664-07-001570) (the "Original 13D"), as amended by Amendment No. 1 dated July 25, 2007 (Accession Number 0000902664-07-002352) ("Amendment No. 1").

     This Amendment No. 2 is being filed by O.S.S. Capital Management LP ("Investment Manager"), Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, O.S.S. Overseas Fund Ltd., O.S.S. Advisors LLC, Schafer Brothers LLC, Oscar S. Schafer and Peter J. Grondin. Amendment No. 2 relates to the ordinary shares ("Ordinary Shares") of Hexcel Corporation, a Delaware corporation (the "Company").


ITEM 3.         SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 of the Original 13D is amended and restated as follows:

      The total amount of funds used by the Partnerships and OSS Overseas to purchase the securities of the Company as described herein was $96 million, and was furnished from the investment capital of the Partnerships and OSS Overseas.

      Included in the total securities beneficially owned by the Investment Manager, SB LLC and Mr. Schafer were 73,363 Ordinary Shares which were held for the benefit of a third party in a separately managed account (the "Managed Account") over which the Investment Manager had investment discretion.

      Mr. Grondin has investment discretion over 800 Ordinary Shares purchased for his personal account.

ITEM 4.         PURPOSE OF TRANSACTION.

Item 4 of the Original 13D is being amended to add the following:

      The Investment Manager contacted the Company on October 22, 2007 to suggest several candidates for consideration by the Company for appointment or election to the Board of Directors.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 11 OF 14 PAGES
-----------------------------------              -------------------------------
ITEM 5.         INTEREST IN SECURITIES OF THE COMPANY.

Item 5 of the Original 13D is being amended and restated as follows:

           (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Ordinary Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of the outstanding Ordinary Shares beneficially owned is based on the 94,647,000 Ordinary Shares (based on calculations made in accordance with Rule 13D-3(d)). The table also sets forth the number of Ordinary Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, in each case as of the date hereof.


  -------------------------------------------------------------------------------------
  Reporting Person    Aggregate Number  Approximate   Number of        Number of
                      of Ordinary       Percentage    Ordinary         Ordinary
                      Shares                          Shares: Sole     Shares: Shared
                      Beneficially                    Power to Vote    Power to Vote
                      Owned                           or to Dispose    or to Dispose
  -------------------------------------------------------------------------------------
  Investment Manager  5,285,900           5.6%           0                5,285,900
  -------------------------------------------------------------------------------------
  OSS I                 205,970            .22%          0                  205,970
  -------------------------------------------------------------------------------------
  OSS II              2,325,586           2.46%          0                2,325,586
  -------------------------------------------------------------------------------------
  OSS Overseas        2,680,981           2.83%          0                2,680,981
  -------------------------------------------------------------------------------------
  General Partner     2,531,556           2.67%          0                2,531,556
  -------------------------------------------------------------------------------------
  SB LLC              5,285,900           5.6%           0                5,285,900
  -------------------------------------------------------------------------------------
  Mr. Schafer         5,285,900           5.6%           0                5,285,900
  -------------------------------------------------------------------------------------
  Managed Account        73,363            .1%           0                   73,363
  -------------------------------------------------------------------------------------
  Mr. Grondin              800               0%          800                      0
  -------------------------------------------------------------------------------------



 The purchase of the Ordinary Shares were effected in the open market.
The Investment Manager, the General Partner, SB LLC, Mr. Schafer and Mr. Grondin expressly declare that this filing shall not be construed as an admission that any of them is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 12 OF 14 PAGES
-----------------------------------              -------------------------------
      (c) Except for the transactions set forth below, during the last sixty days the Reporting Persons have effected no transactions with respect to the Ordinary Shares.

-----------------------------------------------------------------------------
   Reporting Person   Date           Buy or     Number of           Price Per
                                     Sell       Ordinary Shares      Share
   --------------------------------------------------------------------------
   OSS I              10/17/2007       Buy          9,896              $22.10
   --------------------------------------------------------------------------
   OSS I              10/22/2007       Buy          2,413              $20.60
   --------------------------------------------------------------------------
   OSS I              10/22/2007       Buy            990              $20.23
   --------------------------------------------------------------------------
   OSS II             10/17/2007       Buy        111,667              $22.10
   --------------------------------------------------------------------------
   OSS II             10/22/2007       Buy        151,058              $20.60
   --------------------------------------------------------------------------
   OSS II             10/22/2007       Buy         11,167              $20.23
   --------------------------------------------------------------------------
   OSS Overseas       10/17/2007       Buy        128,437              $22.10
   --------------------------------------------------------------------------
   OSS Overseas       10/22/2007       Buy         46,529              $20.60
   --------------------------------------------------------------------------
   OSS Overseas       10/22/2007       Buy         12,843              $20.23
   --------------------------------------------------------------------------

      (d) (i) The limited partners and the General Partner of the Partnerships,
(ii) the shareholders and the advisor of OSS Overseas and (iii) the third party which has beneficial ownership over the Managed Account have the right to participate in the receipt of dividends from, and the proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

      (e) Not applicable.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 13 OF 14 PAGES
-----------------------------------              -------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 23, 2007

OSCAR S. SCHAFER




By:/S/ OSCAR S. SCHAFER
   ----------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP By: Schafer Brothers LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                              PAGE 14 OF 14 PAGES
-----------------------------------              -------------------------------


OSCAR S. SCHAFER & PARTNERS II LP
   By: O.S.S. Advisors LLC, as General Partner




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

O.S.S. OVERSEAS FUND LTD.




   By:/S/ OSCAR S. SCHAFER
      ----------------------------
   Name: Oscar S. Schafer
   Title: Director

O.S.S. ADVISORS LLC




By:/S/ OSCAR S. SCHAFER
   ----------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member

SCHAFER BROTHERS LLC




By:/S/ OSCAR S. SCHAFER
   ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

PETER J. GRONDIN




By:/S/ PETER J. GRONDIN
   ----------------------------
   Peter J. Grondin, individually